Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

20 May 2026

Matter No.: 348706
44 20 7562 0346
karoline.tauschke@conyers.com

Roivant Sciences Ltd.

7th Floor

50 Broadway

London SW1H 0DB

United Kingdom

Dear Sirs,

Re: Roivant Sciences Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 20 May 2026 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of (i) 34,796,916 common shares, par value US$0.0000000341740141 per share, each issuable pursuant to Section 3(a) of the Roivant Sciences Ltd. 2021 Equity Incentive Plan (the “Plan”) providing for an automatic increase in the number of shares reserved for issuance thereunder as of April 1 of each year, and (ii) pursuant to Rule 416(a) under the Securities Act, under the Plan by reason of any stock dividend, stock split or other similar transaction (all such Shares, the “Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan.

We have also reviewed:

1.3.	the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 18 May 2026; and

1.4.	minutes of a meeting of its board of directors held on 30 April 2021, unanimous written resolutions of its directors dated 14 May 2021, 24 July 2024, and 31 March 2025 and written resolutions of its members dated 1 May 2021 and 29 September 2021, each as certified by the Secretary of the Company on 18 May 2026 and an extract of minutes of a meeting of its board of directors held 25 February 2026, certified by an officer of the Company on 25 February 2026 (collectively, the “Resolutions”); and

1.5	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.	the validity and binding effect of the Plan in accordance with its terms under the laws of the State of New York, except for those matters thereunder subject to The Companies Act 1981 of Bermuda, as amended (the “Companies Act”), of which the validity and binding effect shall be governed by Bermuda law;

2.7.	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

2.8.	that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued common shares; and

2.10.	that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act, which includes The Nasdaq Stock Market LLC.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

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3.3.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.	When issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

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